[CELGENE GRAPHIC OMITTED]


                  Contact:

                  Robert J. Hugin                          Brian P. Gill
                  Senior VP and CFO                        Director of PR/IR
                  Celgene Corporation                      Celgene Corporation
                  (732) 271-4102                           (732) 652-4530


                  CELGENE CORPORATION REPORTS RECORD OPERATING
                    PERFORMANCE IN FIRST QUARTER WITH STRONG
                           REVENUE GROWTH AND PROFITS


First Quarter Results:
----------------------

     o FIRSTo QUARTER REVENUES INCREASED 68.8% VERSUS THE YEAR AGO QUARTER, DRIVEN BY STRONG THALOMID(R) AND ALKERAN(R) PERFORMANCE

     o QUARTERLY DILUTED EARNINGS PER SHARE INCREASED TO $0.10 FROM $0.01 IN THE YEAR-AGO QUARTER.

     o   KEY REVLIMID(TM) MULTIPLE MYELOMA REGULATORY TRIAL ENROLLMENT
         ACCELERATED

         o    ACCELERATED PHASE II TRIAL TARGET ENROLLMENT COMPLETED
         o    PIVOTAL PHASE III SPA TRIAL TARGET ENROLLMENT AHEAD OF SCHEDULE

     o   RAISING 2004 REVENUE AND EARNINGS TARGETS

Recent Highlights:
------------------

     o KEY REVLIMID REGULATORY TRIALS COMPLETED TARGET ENROLLMENT IN PIVOTAL PHASE III MELANOMA TRIALS, AND IN ACCELERATED PHASE II MYELODYSPLASTIC SYNDROMES (MDS) TRIALS

     o THALOMID SUPPLEMENTAL NEW DRUG APPLICATION (SNDA) ACCEPTED BY FDA FOR REVIEW AS TREATMENT FOR MULTIPLE MYELOMA

     o REVLIMID RECEIVED ORPHAN DRUG DESIGNATION FROM THE EUROPEAN COMMISSION FOR MULTIPLE MYELOMA AND MYELODYSPLASTIC SYNDROMES

WARREN, NJ - (APRIL 22, 2004) - Celgene Corporation (NASDAQ: CELG) today announced diluted earnings per share of $0.10 for the quarter ended March 31, 2004, driven by record product sales. Total revenue for the first quarter increased more than 68.8% to $82.9 million from $49.1 million for the prior-year quarter. THALOMID net sales in the first quarter of 2004 increased 51.7% to $69.2 million from $45.6 million in the first quarter of 2003. Celgene posted first quarter net income of $8.6 million, or $0.10 per diluted share compared to net income of

$952 thousand or $0.01 per diluted share in the first quarter of last year. Sequentially, total revenue increased 2.6% to $82.9 million in the first quarter from $80.8 million in the fourth quarter of 2003, with THALOMID(TM) sales rising approximately 5.5% quarter-over-quarter to $69.2 million from $65.6 million.

During the quarter, Celgene invested more than 45 percent of total revenues into accelerating R&D spending with the immediate focus on the approval and commercialization of our lead investigational drug REVLIMID(TM). The increased investments in R&D advanced ongoing pivotal REVLIMID Phase III Special Protocol Assessment (SPA) trials for multiple myeloma and malignant metastatic melanoma, and continued to accelerate key regulatory programs for REVLIMID in myelodysplastic syndromes and multiple myeloma. Celgene spent $37.7 million in R&D programs during the first quarter of 2004 representing an increase of 52.6% compared to the year ago quarter. These R&D expenditures support rapid clinical progress in multiple development core programs including; THALOMID, REVLIMID, ACTIMID(TM), and our newest IMiD(TM) CC-11006, as well as other high potential investigational compounds including; SelCID(TM), kinase, benzopyran, ligase, tubulin inhibitors and stem cell programs.

Celgene reported $695.4 million in cash, cash equivalents and marketable securities, an increase from $667 million reported at year-end.

"Celgene delivered growing profitability, strong product performance and significant progress across all key regulatory programs this quarter, a reflection of the extraordinary efforts of our people," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "We will continue to accelerate our investments in R&D that are essential to our future success. We look forward to an eventful year with meaningful milestones including; regulatory announcements, key presentations and publications reporting new clinical data on our lead products at major medical meetings, as well as further advancement of our rich product pipeline."

Raising 2004 Financial Outlook:
-------------------------------

Based on strong performance during the first three months, we are increasing our 2004 earnings per share target for full-year profitability to a range of $0.42 to $0.52 per diluted share from previous range of $0.40 to $0.50 per diluted share. Additionally, we are increasing our target for 2004 total revenue to be in the range of $365 to $385 million from our initial target of $360 to $380 million. THALOMID revenue guidance has been increased to a range of $285-295 million from our prior guidance of $280-290 million. We are maintaining 2004 target revenue for the Ritalin(R) family of drugs in a range $40 million, which includes a milestone payment for filing a NDA for Focalin LA(TM). Investment in research and development spending, is expected to be in the range of $160 to $170 million, representing more than 45% of total revenue and an increase of approximately 34%, year-over-year.

2004 COMPANY HIGHLIGHTS:

CLINICAL, REGULATORY AND DRUG DISCOVERY ACHIEVEMENTS:
-----------------------------------------------------

o The Division of Oncology Drug Products at the U.S. Food and Drug Administration (FDA) accepted for review Celgene's Supplemental New Drug Application (sNDA) seeking approval to market THALOMID(TM) for the treatment of multiple myeloma. Multiple myeloma is the second most common blood cancer in the United States affecting approximately 50,000 people. About 14,600 new cases of multiple myeloma are diagnosed each year and about 11,000 Americans are expected to die each year of multiple myeloma. FDA review is expected to be completed by late October of this year.

o REVLIMID(TM) was granted orphan drug designation for multiple myeloma and myelodysplastic syndromes by the European Commission (EC) following the favorable opinion of the European Agency for the Evaluation of Medicinal Products (EMEA). REVLIMID is our lead development compound of a new class of novel immunomodulatory drugs, or IMiDs (TM). Clinical trials, ongoing or soon to be initiated, are evaluating REVLIMID in the treatment of a broad range of conditions, including; myelodysplastic syndromes, multiple myeloma, myelofibrosis, metastatic melanoma, renal cell carcinoma and ovarian cancer.

RECENT CORPORATE DEVELOPMENTS:
------------------------------

o The Celgene management team was further strengthened with the addition of several experienced industry professionals. Mr. Mark Alles joined Celgene Corporation as Vice President of Marketing. Mark served as Vice President of the Oncology Division for Aventis Oncology USA. Dr. Michael Needle joined Celgene Corporation as Vice President of Clinical R&D, Oncology. Most recently, Michael served as the Medical Affairs Officer & VP, Clinical Affairs responsible for Corporate-wide Medical & Clinical Affairs for Imclone Systems Incorporated. And Dr. Janice Smiell joined Celgene Corporation as Executive Director, Clinical R&D. Prior to joining Celgene Janice was Sr. Director, Clinical R&D responsible for Global Clinical R&D for various products including Epoetin(R)and Regranex(R)for Johnson & Johnson PRD.

Celgene will host a conference call to discuss the results and achievements of its first quarter 2004 operating and financial performance on April 22, 2004 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT April 22, 2004 until midnight EDT April 29, 2004. To access the replay, dial 1-800-642-1687 and enter Reservation Number 4810377.


ABOUT CELGENE:

Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

                                    #    #    #




                               CELGENE CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
-----------------------------------------


                                                 THREE MONTH PERIOD ENDED
                                                       MARCH 31,
                                                ----------------------
                                                   2004         2003
                                                --------      --------

Net product sales                               $ 76,120      $ 45,804
                                                --------      --------
Collaborative agreements and other revenue         2,133         1,079
Royalty revenue                                    4,620         2,206
                                                --------      --------
    Total revenue                                 82,873        49,089

Cost of goods sold                                14,395         6,553
Research and development                          37,728        24,721
Selling, general and administrative               25,936        21,482
                                                --------      --------
    Total costs and expenses                      78,059        52,756
                                                --------      --------

Operating income (loss)                            4,814        (3,667)
Interest and other income, net                     4,607         4,754
                                                --------      --------
Income before taxes                                9,421         1,087
Income tax provision                                 801           135
                                                --------      --------
Net income                                      $  8,620      $    952
                                                ========      ========

PER COMMON SHARE - BASIC AND DILUTED
------------------------------------

Net income - basic                              $   0.11      $   0.01
                                                ======================

Net income - diluted                            $   0.10      $   0.01
                                               =======================
Weighted average shares outstanding-basic         81,475        80,384
                                               =======================

Weighted average shares outstanding-diluted       87,263        83,940
                                               =======================


CONSOLIDATED BALANCE SHEET DATA
-------------------------------
                                                   MARCH 31,    DECEMBER 31,
                                                     2004          2003
                                                     ----          ----
Cash, cash equivalents & marketable
   securities                                     $ 695,443     $ 666,967
Total assets                                        822,127       791,336
Convertible notes                                   400,000       400,000
Stockholders' equity                                340,899       310,054